Exhibit 99


  ConocoPhillips Replaces 106 Percent of 2003 Production; Production
     Replacement of 133 Percent, Excluding Sales and Acquisitions


    HOUSTON--(BUSINESS WIRE)--Feb. 23, 2004--ConocoPhillips (NYSE:COP) today announced the net addition of 650 million barrels of oil equivalent (BOE) to its proved reserve base during 2003. The company replaced 106 percent of its 2003 production or 133 percent excluding sales and acquisitions, bringing ConocoPhillips' total reserve base to
7.8 billion BOE, excluding 0.3 billion barrels associated with the company's Canadian Syncrude operation. The U.S. Securities and Exchange Commission regulations define the company's Syncrude operation as mining related; therefore, these operations are not reported as part of its conventional oil and gas proved reserves base.
    Including sales and acquisitions, the company achieved a production replacement of 106 percent, at a finding and development (F&D) cost of $5.35 per BOE in 2003. F&D costs include approximately $430 million of 2003 additions to properties, plants and equipment associated with the repeal of the Norway Grant Act. ConocoPhillips' five-year average production replacement for the period 1999 through 2003 was 414 percent at an average F&D cost of $4.29 per BOE. ConocoPhillips' reserves-to-production ratio is 12.6 years.
    "ConocoPhillips had a very successful 2003, in terms of project approvals," said Bill Berry, Executive Vice President of Exploration and Production for ConocoPhillips. "Our focused efforts to progress our legacy projects toward development resulted in major increases in proved reserves, primarily from projects in Australia, Canada and Norway.
    "Looking ahead, we anticipate our current pipeline of projects to provide the company with substantial future reserves growth. In 2004, we will continue to pursue government approval on our Kashagan project in Kazakhstan, as well as the authorization of major projects in the United Kingdom, China and Alaska."

    Pro Forma Operating Information

    To provide meaningful, prior-period comparisons, the company is providing the following pro forma operating information. This pro forma information was prepared by combining the historical results of Conoco and Phillips for all reporting periods presented prior to the merger and those of ConocoPhillips since the merger.
    ConocoPhillips' pro forma five-year average production replacement would be 210 percent of its production from 1999 through 2003 at an average estimated F&D cost of $5.12(a) per BOE.
    ConocoPhillips' proved reserves are reviewed annually to ensure that all reserve determinations are made in accordance with a disciplined internal policy. This policy requires the financial commitment to proceed with development of such reserves and any appropriate government and partner approvals before reserves are booked.
    ConocoPhillips is an integrated petroleum company with interests around the world. Headquartered in Houston, the company had approximately 39,000 employees, $82.5 billion of assets and $105 billion of revenues as of Dec. 31, 2003. For more information, go to www.conocophillips.com.


           (a)Pro Forma Finding and Development Cost per BOE
      Reconciliation to Generally Accepted Accounting Principles
                         (Pro forma 1999-2003)

                              Cost Incurred(b)   Reserve Additions(c)
----------------------------------------------------------------------
                             Billions of dollars    Billions of BOE
----------------------------------------------------------------------
  ConocoPhillips 1999-2003
        (GAAP Basis)               $33.70                 7.86
----------------------------------------------------------------------
 Conoco pre-merger, net of
    purchase adjustment             (1.39)               (1.55)
----------------------------------------------------------------------
Pro forma costs incurred and
     reserve additions              32.31                 6.31
----------------------------------------------------------------------
          F&D/BOE
   (GAAP 5-year average)                                 $4.29
----------------------------------------------------------------------
          F&D/BOE
 (pro forma 5-year average)                              $5.12
----------------------------------------------------------------------

(b) Including acquisitions
(c) Includes additions due to revision, improved recovery, purchases, and extensions and discoveries


    CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
    This update contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements, such as "Looking ahead, we anticipate our current pipeline of projects to provide the company with substantial future reserves growth" and "In 2004, we will continue to pursue government approval ..." are based on management's expectations, estimates and projections about ConocoPhillips and the petroleum industry in general on the date this statement was released. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Economic, business, competitive and regulatory factors that may affect ConocoPhillips' business are generally as set forth in ConocoPhillips' filings with the Securities and Exchange Commission (SEC). ConocoPhillips is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
    Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. We use certain terms in this release, such as "excluding 0.3 billion barrels associated with the company's Canadian Syncrude operation" that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in the company's periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079. This information can also be obtained from the SEC by calling 800-SEC-0330.

    CONTACT: ConocoPhillips, Houston
             Linsi Crain, 281-293-1045 (media)
             or
             Clayton Reasor, 212-207-1996 (investors)